Exhibit 99.1

Ormat Technologies Contact: Smadar Lavi VP Head of IR and ESG Planning & Reporting 775-356-9029 (ext. 65726)	Investor Relations Agency Contact: Alec Steinberg or Joseph Caminiti Alpha IR Group 312-445-2870 ORA@alpha-ir.com

ORMAT TECHNOLOGIES REPORTS SECOND QUARTER 2023 FINANCIAL RESULTS

STRATEGIC PORTFOLIO GROWTH AND CAPACITY ADDITIONS DRIVE SUBSTANTIAL INCREASE IN NET INCOME

NEW TARGET INCREASED TO 1.9 GW - 2.0 GW BY YEAR END 2025, DRIVEN BY SUCCESSFUL EXPANSION EFFORTS

HIGHLIGHTS

●	TOTAL REVENUES FOR THE SECOND QUARTER INCREASED BY 15.2% YEAR-OVER-YEAR, DRIVEN PRIMARILY BY ROBUST GROWTH IN THE PRODUCT SEGMENT

●	COMPANY REITERATES ITS FULL YEAR REVENUE AND EBITDA GUIDANCE, DEMONSTRATING STRONG EXECUTION AND CONFIDENCE IN THE BUSINESS'S OUTLOOK

RENO, Nev. August 3, 2023, Ormat Technologies, Inc. (NYSE: ORA), a leading renewable energy company, today announced financial results for the second quarter ended June 30, 2023.

KEY FINANCIAL RESULTS

	Q2 2023	Q2 2022	Change (%)	H1 2023	H1 2022	Change (%)
GAAP Measures
Revenues ($ millions)
Electricity	155.3	151.2	2.7%	325.6	313.7	3.8%
Product	33.5	10.4	222.0%	43.5	25.0	73.9%
Energy Storage	6.0	7.5	(19.7)%	10.9	14.1	(22.5)%
Total Revenues	194.8	169.1	15.2%	380.0	352.8	7.7%

Gross margin (%)
Electricity	29.6%	36.8%		37.3%	39.4%
Product	10.4%	0.2%		9.6%	4.2%
Energy Storage	1.9%	25.3%		(0.5)%	19.8%
Gross margin (%)	25.4%	34.1%		33.0%	36.1%

Operating income ($ millions)	24.2	38.6	(37.3)%	77.4	83.7	(7.5)%
Net income attributable to the Company’s stockholders	24.2	11.3	114.8%	53.2	29.7	79.3%
Diluted EPS ($)	0.40	0.20	100%	0.90	0.53	69.8%

Non-GAAP Measures
Adjusted Net income attributable to the Company’s stockholders	24.2	12.2	98.9%	53.2	32.0	66.4%
Adjusted Diluted EPS ($)	0.40	0.22	80.4%	0.90	0.57	57.7%
Adjusted EBITDA[1] ($ millions)	100.9	100.7	0.2%	224.4	208.5	7.6%

“We are pleased to announce another solid quarter marked by 15.2% revenue growth and 114.8% increase in net income year-over-year,” said Doron Blachar, Ormat’s Chief Executive Officer. “During the second quarter, we made significant progress in expanding our operations across our segments, adding approximately 100 MW of total capacity in geothermal, solar, and storage assets throughout the quarter. Additionally, we are encouraged by the initial outcome of our recent drilling campaigns in Olkaria and Puna and we are expecting an increase in generation by year-end at both power plants. Our Products segment has displayed a notable recovery in revenues, reflecting our ability to deliver into positive market trends.”

Blachar continued, "In the Electricity segment, we successfully commenced construction of a 50MW geothermal project in New Zealand, in addition to the 10MW expansion of our Bouillant power plant in Guadeloupe following significant progress in PPA discussions. In our Storage segment, we started construction on three battery storage facilities, the 35MW/140MWh Arrowleaf project in California and two projects in Texas with a combined capacity of 120MW/240MWh. Each of these projects are expected to be operational by the end of 2025, allowing us to take advantage of the recent decline in battery prices. Given the momentum of these successful expansion efforts, we are excited to increase our year-end 2025 growth target from an initial range of 1.8 GW- 1.86 GW to 1.9 GW - 2.0 GW.”

“Looking ahead, we are witnessing increasing demand globally for geothermal energy, but specifically in the US where PPA prices continue to rise. Ormat is well-positioned to capture the growth opportunities in the renewable energy sector, and the strategic actions we have taken will continue to strengthen our position," stated Blachar. “As we move into the second half of the year, we anticipate further value accretion from the provisions of the Inflation Reduction Act (IRA), especially through ITCs and PTCs. These associated tax credits will drive net income and earnings growth going forward.”

FINANCIAL AND RECENT BUSINESS HIGHLIGHTS

•

Net income attributable to the Company's stockholders and diluted EPS for the second quarter of 2023 increased 114.8% and 100%, respectively, versus the prior year period. The increase in EPS was driven by higher revenues in the Electricity and Product segments, as well as higher benefits within the IRA including PTC benefits recorded under Income attributable to sale of tax benefits and ITC benefits recorded under income tax provision.

•

Adjusted EBITDA for the second quarter of 2023 was $100.9 million, compared to $100.7 million in 2022, supported by revenue growth in the Electricity and Product segments and improved Product segment margins, offset by lower margins in the Electricity segment due to lower pricing and lower generation at Puna.

1 Reconciliation is set forth below in this release.

•

Electricity segment revenues increased 2.7% for the second quarter of 2023, compared to 2022, driven by focused execution against our strategic plan, supported by the addition of the North Valley and the upgrade of Dixie Valley, offset by lower generation and lower prices at the Puna power plant.

•

Gross margin in the Electricity segment decreased from 36.8% to 29.6% primarily due to a $5.4 million reduction in Puna’s revenues as well as a $3.4 million of BI insurance proceeds received in Q2 2022 related to the Heber 1 fire event with no associated revenues.

•	Product segment revenues increased 222.0% for the second quarter of 2023, compared to 2022, supported by a higher backlog and timing of recognized revenues.

•	Product segment backlog stands at approximately $120.0 million as of August 02, 2023.

•

Energy Storage segment revenues decreased by 19.7% for the second quarter of 2023, compared to 2022, primarily due to lower energy rates at the PJM compared to the strong commodity price-driven rates in last year’s second quarter. The majority of the assets added during the quarter started commercial operation toward the end of the quarter and are expected to increase their contribution in the second half of the year.

•

Income attributable to sale of tax benefits increased by 57.2% quarter over quarter due to $2.7 million of transferable PTCs recorded related to the new geothermal projects operated in the second quarter 2023 and $2.7 million mainly related to the CD4 tax equity transaction.

•	In addition, the Company:

◦

Signed an agreement with Eastland Generation Limited (EGL) to build a 50MW power plant in New Zealand. Under the terms of the agreement, the Company will design, build, commission and own the power plant. EGL will operate and maintain the power plant under a separate services arrangement and also purchase 100% of the plant’s generation under a fixed price Power Purchase Agreement (PPA).

◦

Commenced commercial operations at four battery storage facilities for 62MW/62MWh of combined capacity, with these projects becoming eligible for ITCs which will allow the Company to reduce its income taxes and significantly improve the economics of these projects.

◦	Completed a 6MW upgrade of the Dixie Valley and the 25MW North Valley project in Nevada.

◦	Subsequent to quarter end:

▪	The Company and San Diego Community Power (SDCP) signed an agreement for the Arrowleaf Solar and Storage facility to bring clean and renewable energy to the nearly 1 million customers of SDCP.

▪	Commenced commercial operation of the 20MW/40MWh Pomona 2 storage facility in California.

2023 GUIDANCE

•	Total revenues of between $823.0 million and $858.0 million.

•	Electricity segment revenues between $670.0 million and $685.0 million.

•	Product segment revenues of between $120.0 million and $135.0 million.

•	Energy Storage revenues of between $33.0 million and $38.0 million.

•	Adjusted EBITDA to be between $480.0 million and $510.0 million.

◦	Adjusted EBITDA attributable to minority interest of approximately $31.0 million.

The Company provides a reconciliation of Adjusted EBITDA, a non-GAAP financial measure for the three and six months ended June 30, 2023, and 2022. However, the Company does not provide guidance on net income and is unable to provide a reconciliation for its Adjusted EBITDA guidance range to net income without unreasonable efforts, due to high variability and complexity with respect to estimating certain forward-looking amounts. These include impairments and disposition and acquisition of business interests, income tax expense, and other non-cash expenses and adjusting items that are excluded from the calculation of Adjusted EBITDA.

DIVIDEND

On August 2, 2023, the Company’s Board of Directors declared, approved, and authorized payment of a quarterly dividend of $0.12 per share pursuant to the Company’s dividend policy. The dividend will be paid on August 30, 2023, to stockholders of record as of the close of business on August 16, 2023. In addition, the Company expects to pay a quarterly dividend of $0.12 per share in the next quarter.

CONFERENCE CALL DETAILS

Ormat will host a conference call to discuss its financial results and other matters discussed in this press release on Thursday, August 3, 2023, at 10:00 a.m. ET.

Participants within the United States and Canada, please dial 1-888-770-2286, approximately 15 minutes prior to the scheduled start of the call. If you are calling outside of the United States and Canada, please dial +1-646-960-0440. Access code for the call is 9122486. Please request the “Ormat Technologies, Inc. call” when prompted by the conference call operator. The conference call will also be accompanied by a webcast live on the Investor Relations section of the Company's website.

A replay will be available one hour after the end of the conference call. To access the replay within the United States and Canada, please dial 1-800-770-2030. From outside of the United States and Canada, please dial +1-647-362-9199. Please use the replay access code 9122486. The webcast will also be archived on the Investor Relations section of the Company's website.

ABOUT ORMAT TECHNOLOGIES

With over five decades of experience, Ormat Technologies, Inc. is a leading geothermal company and the only vertically integrated company engaged in geothermal and recovered energy generation (“REG”), with robust plans to accelerate long-term growth in the energy storage market and to establish a leading position in the U.S. energy storage market. The Company owns, operates, designs, manufactures and sells geothermal and REG power plants primarily based on the Ormat Energy Converter – a power generation unit that converts low-, medium- and high-temperature heat into electricity. The Company has engineered, manufactured and constructed power plants, which it currently owns or has installed for utilities and developers worldwide, totaling approximately 3,200 MW of gross capacity. Ormat leveraged its core capabilities in the geothermal and REG industries and its global presence to expand the Company’s activity into energy storage services, solar Photovoltaic (PV) and energy storage plus Solar PV. Ormat’s current total generating portfolio is 1,277 MW with a 1,107 MW geothermal and solar generation portfolio that is spread globally in the U.S., Kenya, Guatemala, Indonesia, Honduras, and Guadeloupe, and a 170 MW energy storage portfolio that is located in the U.S.

ORMAT’S SAFE HARBOR STATEMENT

Information provided in this press release may contain statements relating to current expectations, estimates, forecasts and projections about future events that are "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections of annual revenues, expenses and debt service coverage with respect to our debt securities, future capital expenditures, business strategy, competitive strengths, goals, development or operation of generation assets, market and industry developments and the growth of our business and operations, are forward-looking statements. When used in this press release, the words “may”, “will”, “could”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “projects”, “potential”, or “contemplate” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements, although not all forward-looking statements contain such words or expressions. These forward-looking statements generally relate to Ormat's plans, objectives and expectations for future operations and are based upon its management's current estimates and projections of future results or trends. Although we believe that our plans and objectives reflected in or suggested by these forward-looking statements are reasonable, we may not achieve these plans or objectives. Actual future results may differ materially from those projected as a result of certain risks and uncertainties and other risks described under "Risk Factors" as described in Ormat’s annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 24, 2023, and in Ormat’s subsequent quarterly reports on Form 10-Q that are filed from time to time with the SEC.

These forward-looking statements are made only as of the date hereof, and, except as legally required, we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Statement of Operations

For the Three and Six-Month periods Ended June 30, 2023, and 2022

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
	(Dollars in thousands, except per share data)
Revenues:
Electricity	155,324	151,195	325,634	313,720
Product	33,458	10,392	43,500	25,020
Energy storage	6,014	7,491	10,894	14,048
Total revenues	194,796	169,078	380,028	352,788
Cost of revenues:
Electricity	109,424	95,517	204,182	190,038
Product	29,985	10,367	39,336	23,980
Energy storage	5,897	5,593	10,951	11,264
Total cost of revenues	145,306	111,477	254,469	225,282
Gross profit	49,490	57,601	125,559	127,506
Operating expenses:
Research and development expenses	2,083	1,388	3,371	2,452
Selling and marketing expenses	5,369	3,952	9,317	8,317
General and administrative expenses	17,814	13,526	35,481	31,098
Impairment charge	—	128	—	1,954
Operating income	24,224	38,607	77,390	83,685
Other income (expense):
Interest income	4,942	179	6,793	521
Interest expense, net	(24,393)	(20,418)	(48,024)	(41,499)
Derivatives and foreign currency transaction gains (losses)	(1,272)	(3,998)	(3,209)	(3,738)
Income attributable to sale of tax benefits	14,979	9,527	27,545	17,232
Other non-operating income (expense), net	79	(1,260)	139	(1,185)
Income from operations before income tax and equity in earnings (losses) of investees	18,559	22,637	60,634	55,016
Income tax (provision) benefit	3,956	(6,130)	(4,929)	(16,293)
Equity in earnings (losses) of investees, net	1,996	(1,562)	2,267	(985)
Net income	24,511	14,945	57,972	37,738
Net income attributable to noncontrolling interest	(320)	(3,685)	(4,752)	(8,048)
Net income attributable to the Company's stockholders	24,191	11,260	53,220	29,690
Earnings per share attributable to the Company's stockholders:
Basic:	0.40	0.20	0.91	0.53
Diluted:	0.40	0.20	0.90	0.53
Weighted average number of shares used in computation of earnings per share attributable to the Company's stockholders:
Basic	60,245	56,114	58,494	56,089
Diluted	60,634	56,498	58,901	56,431

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheet

For the Periods Ended June 30, 2023, and December 31, 2022

	June 30, 2023	December 31, 2022
ASSETS
Current assets:
Cash and cash equivalents	275,066	95,872
Restricted cash and cash equivalents	120,316	130,804
Receivables:
Trade	148,060	128,818
Other	35,525	32,415
Inventories	37,900	22,832
Costs and estimated earnings in excess of billings on uncompleted contracts	21,786	16,405
Prepaid expenses and other	47,328	29,571
Total current assets	685,981	456,717
Investment in unconsolidated companies	126,451	115,693
Deposits and other	41,991	39,762
Deferred income taxes	166,477	161,365
Property, plant and equipment, net	2,836,003	2,493,457
Construction-in-process	714,850	893,198
Operating leases right of use	23,223	23,411
Finance leases right of use	4,365	3,806
Intangible assets, net	320,847	333,845
Goodwill	90,456	90,325
Total assets	5,010,644	4,611,579

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued expenses	174,715	149,423
Billings in excess of costs and estimated earnings on uncompleted contracts	18,651	8,785
Current portion of long-term debt:
Limited and non-recourse (primarily related to VIEs):	59,938	64,044
Full recourse	110,070	101,460
Financing Liability	15,454	16,270
Operating lease liabilities	2,703	2,347
Finance lease liabilities	1,678	1,581
Total current liabilities	383,209	343,910
Long-term debt, net of current portion:
Limited and non-recourse:	484,078	521,885
Full recourse:	691,934	676,512
Convertible senior notes	421,957	420,805
Financing liability	220,603	225,759
Operating lease liabilities	19,748	19,788
Finance lease liabilities	2,881	2,262
Liability associated with sale of tax benefits	150,212	166,259
Deferred income taxes	74,655	83,465
Liability for unrecognized tax benefits	6,684	6,559
Liabilities for severance pay	12,083	12,833
Asset retirement obligation	102,190	97,660
Other long-term liabilities	23,360	3,317
Total liabilities	2,593,594	2,581,014

Commitments and contingencies
Redeemable noncontrolling interest	10,008	9,590

Equity:
The Company's stockholders' equity:
Common stock	60	56
Additional paid-in capital	1,609,298	1,259,072
Treasury stock, at cost	(17,964)	(17,964)
Retained earnings	663,166	623,907
Accumulated other comprehensive income (loss)	(170)	2,500
Total stockholders' equity attributable to Company's stockholders	2,254,390	1,867,571
Noncontrolling interest	152,652	153,404
Total equity	2,407,042	2,020,975
Total liabilities, redeemable noncontrolling interest and equity	5,010,644	4,611,579

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of EBITDA and Adjusted EBITDA

For the Three- and Six-Month Periods Ended June 30, 2023, and 2022

We calculate EBITDA as net income before interest, taxes, depreciation, amortization and accretion. We calculate Adjusted EBITDA as net income before interest, taxes, depreciation, amortization and accretion, adjusted for (i) mark-to-market gains or losses from accounting for derivatives, (ii) stock-based compensation, (iii) merger and acquisition transaction costs, (iv) gain or loss from extinguishment of liabilities, (v) cost related to a settlement agreement, (vi) non-cash impairment charges; (vii) write-off of unsuccessful exploration activities; and (viii) other unusual or non-recurring items. We adjust for these factors as they may be non-cash, unusual in nature and/or are not factors used by management for evaluating operating performance. We believe that presentation of these measures will enhance an investor’s ability to evaluate our financial and operating performance. EBITDA and Adjusted EBITDA are not measurements of financial performance or liquidity under accounting principles generally accepted in the United States, or U.S. GAAP, and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net earnings as indicators of our operating performance or any other measures of performance derived in accordance with U.S. GAAP. Our Board of Directors and senior management use EBITDA and Adjusted EBITDA to evaluate our financial performance. However, other companies in our industry may calculate EBITDA and Adjusted EBITDA differently than we do.

Starting in the fourth quarter of 2022, we include accretion expenses related to asset retirement obligation in the adjustments to net income when calculating EBITDA and adjusted EBITDA. The presentation of EBITDA and adjusted EBITDA includes accretion expenses for the three and six months ended June 30, 2023, however, the prior year has not been recast to include accretion expenses as the amounts were immaterial.

The following table reconciles net income to EBITDA and Adjusted EBITDA for the three-and-six-month periods ended June 30, 2023, and 2022:

	Three Months Ended June 30,		Six Months ended June 30, 2022
	2023	2022	2023	2022
	(Dollars in thousands)		(Dollars in thousands)
Net income	24,511	14,945	57,972	37,738
Adjusted for:
Interest expense, net (including amortization of deferred financing costs)	19,451	20,239	41,231	40,978
Income tax provision (benefit)	(3,956)	6,130	4,929	16,293
Adjustment to investment in an unconsolidated company: our proportionate share in interest expense, tax and depreciation and amortization in Sarulla and Ijen	4,050	4,167	7,032	6,291
Depreciation and amortization	52,939	47,334	105,335	94,103
EBITDA	96,995	92,815	216,499	195,403
Mark-to-market gains or losses from accounting for derivative	(402)	3,634	591	3,911
Stock-based compensation	4,311	2,999	7,301	5,813
Make-whole premium related to long-term debt prepayment	—	1,102	—	1,102
Write-off related to Storage projects and activity	—	128	—	1,953
Allowance for bad debt	—	—	—	115
Merger and acquisition transaction costs	—	—	—	249
Adjusted EBITDA	100,904	100,678	224,391	208,546

ORMAT TECHNOLOGIES, INC AND SUBSIDIARIES

Reconciliation of Adjusted Net Income attributable to the Company's stockholders and Adjusted EPS

For the Three and Six-month Periods Ended June 30, 2023, and 2022

Adjusted Net Income attributable to the Company’s stockholders and Adjusted EPS are adjusted for one-time expense items that are not representative of our ongoing business and operations. The use of Adjusted Net income attributable to the Company’s stockholders and Adjusted EPS is intended to enhance the usefulness of our financial information by providing measures to assess the overall performance of our ongoing business.

The following tables reconciles Net income attributable to the Company’s stockholders and Adjusted EPS for the three-month periods ended June 30, 2023, and 2022.

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
(in millions, except for EPS)
GAAP Net income attributable to the Company's stockholders	$24.2	$11.3	$53.2	$29.7
Write-off of Energy Storage projects and assets	—	0.1	—	1.5
Make-whole premium related to repayment of long-term debt	—	0.8	—	0.8

Adjusted Net income attributable to the Company's stockholders	$24.2	$12.2	$53.2	$32.0

GAAP diluted EPS	0.40	0.20	0.90	0.53
Write-off of Energy Storage projects and assets	—	0.0	—	0.03
Make-whole premium related to repayment of long-term debt	—	0.02	—	0.01

Adjusted Diluted EPS	0.40	0.22	0.90	0.57